                                                                 EXHIBIT 11.2

1MAGE SOFTWARE, INC.

CALCULATION OF CONSOLIDATED FULLY DILUTED EARNINGS PER SHARE
FOR THE YEARS ENDED DECEMBER 31, 1995, 1994, AND 1993

                                              1995            1994          1993
                                           -----------     ----------    ---------
NET INCOME (LOSS)                          $(1,259,724)    $  600,890   $   75,307
  Add interest on convertible notes             *               *            5,827
                                           -----------     ----------   ----------
  Adjusted net income used for per
   share calculation                       $(1,259,724)    $  600,890   $   81,134
                                           -----------     ----------   ----------
                                           -----------     ----------   ----------

WEIGHTED AVERAGE NUMBER OF
COMMON SHARES OUTSTANDING                    1,911,731      1,767,014    1,547,591
  Add weighted average number of common
   stock equivalents (options) using the
   closing trading price                        *              11,000        *
  Add shares assumed issued upon
   conversion of the convertible notes          *               *          127,269
                                           -----------     ----------   ----------

  Total weighted average number of common
   shares outstanding used for per share
   calculation                               1,911,731      1,778,014    1,674,860
                                           -----------     ----------   ----------
                                           -----------     ----------   ----------

FULLY DILUTED EARNINGS (LOSS) PER
 COMMON SHARE                               $    (0.66)    $     0.34   $     0.05
                                           -----------     ----------   ----------
                                           -----------     ----------   ----------

*  Anti-dilutive